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                                                                       EXHIBIT 6

             MAXCOM TELECOMUNICACIONES, S.A. DE C.V. AND SUBSIDIARY
                        COMPUTATION OF EARNINGS PER SHARE


                                                    1999             2000               2001              2002             2002
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING      10,264,827        11,463,667        13,748,445       134,738,030      134,738,030

NET LOSS FOR THE PERIOD                     PS. (261,142.0)   PS. (658,830.0)   PS. (690,340.0)   PS. (732,703.0)   U.S.$ (70,250)

NET LOSS PER SHARE                          PS.      (25.4)   PS.      (57.5)   PS.      (50.2)   PS.       (5.4)   U.S.$   (0.52)